Exhibit 18.1

Board of Directors
I-Sector Corporation

As stated in note 4 to the condensed consolidated financial statements of I-Sector Corporation. and subsidiaries (the “Company”) for the three months ended March 31, 2005, the Company changed its accounting policy for accounting for software contracts which fall under SOP 81-1 from using the total cost input method to using the labor cost input method for its Stratasoft subsidiary. Management believes the newly adopted method of applying the accounting principle is preferable in Stratasoft’s circumstances because using labor cost as the input measure more accurately reflects the labor intensive customization and modification that now occurs to the Stratasoft hardware and software more evenly over the duration of Stratasoft’s projects. Accordingly, the labor cost input method more appropriately measures the progress towards completion over the duration of Stratasoft’s projects. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find unreasonable.

We have not audited any consolidated financial statements of I-Sector Corporation and Subsidiaries as of any date or for any period subsequent to December 31, 2004. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with accounting principles generally accepted in the United States of America or if the financial information included in Part I of this Form 10-Q is fairly presented.

Very truly yours,

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP